Exhibit 21

LIST OF SUBSIDIARIES

Name	Jurisdiction of Formation

Gentherm Holding (Malta) Ltd.	Malta

Gentherm Automotive Systems (Malta) Ltd.	Malta

Gentherm Automotive Technologies (Shanghai) Co. Ltd.	China

Gentherm Electronics (Shenzhen) Co. Ltd.	China

Gentherm Investment (Shanghai) Co. Ltd.	China

Gentherm Automotive Systems (China) Ltd.	China

Gentherm International Holdings (Hong Kong) Limited	China

Alfmeier Automotive Systems Shanghai Co Ltd.	China

Jiangmen Dacheng Medical Equipment Co. Ltd.	China

Alfmeier CZ s.r.o.	Czech Republic

Gentherm GmbH	Germany

Gentherm Enterprises GmbH	Germany

Gentherm Licensing GmbH	Germany

Cosmiq Industrie Vewaltungs – und Vemietungs GmbH	Germany

Alfmeier Prazision SE	Germany

K3 Works GmbH	Germany

Gentherm Vietnam Co. Ltd.	Vietnam

Gentherm Japan Inc.	Japan

Gentherm Korea Inc.	South Korea

Alfmeier Korea Co. Ltd.	South Korea

IOB Medical, Inc.	Maryland

Gentherm Properties I, LLC	Michigan

Gentherm Properties II, LLC	Michigan

Gentherm Equity, LLC	Michigan

Gentherm Licensing, L.P.	Michigan

Gentherm Medical, LLC	Ohio

Alfmeier Corporation	South Carolina

Alfmeier Fredrichs & Rath, LLC	South Carolina

Gentherm (Texas), Inc.	Texas

Gentherm Hungary Kft	Hungary

Gentherm Financing Hungary Kft	Hungary

Gentherm Ukraine TOV	Ukraine

Gentherm de Mexico S.A. de C.V	Mexico

Alfmeier Fredrichs & Rath de Mexico S.A. de C.V.	Mexico

Gentherm Canada ULC	Canada

Stihler Electronic GmbH	Germany

Gentherm U.K. LTD.	United Kingdom

Gentherm Luxembourg II S.a.r.l	Luxembourg

Gentherm North Macedonia DOOEL Prilep	North Macedonia